CONSENT OF INDEPENDENT REGISTRERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Second Sight Medical Products, Inc.

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Second Sight Medical Products, Inc. (the “Company”) of our report dated March 16, 2015 with respect to the audited consolidated financial statements of the Company for the years ended December 31, 2014 and 2013.

/s/ Gumbiner Savett Inc.

May 18, 2015

Santa Monica, California